EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that the trial for the lawsuit filed fourteen months ago by the Food and Drug Administration (FDA or Agency) in the U.S. District Court in Salt Lake City, has concluded.

The Court has indicated that it would need a few days for consideration before it renders its decision.

UTMD remains confident that there will be no interruption to its business.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of well-established, proven safe and effective, disposable and reusable specialty medical devices.